HARTMAN vREIT XXI, INC.

Up to $185,000,000 of Common Stock

REVISED SELECTED INVESTMENT ADVISOR AGREEMENT
This Selected Investment Advisor Agreement (the “Agreement”) is made and entered into as of the day indicated on Exhibit A attached hereto and by this reference incorporated herein, between Hartman vREIT XXI, Inc., a Maryland corporation (the “Company”), and the Selected Investment Advisor (the “Investment Advisor”) identified in Exhibit A hereto.

WHEREAS, The Company desires to offer for sale up to $185,000,000 in its common stock (the “Shares”) to the public pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-11 (as amended from time to time, the “Registration Statement”). The offering prospectus, including each and every supplement and post-effective amendment thereto are hereinafter referred to as the Prospectus (the “Prospectus”).

WHEREAS, The Company intends to offer for sale, Class A shares, Class S shares, Class I shares and Class T shares (collectively the “Shares”) upon the approval of the SEC, FINRA, and the states in which the securities are being offered. The Shares are to be issued and sold at the NAV for each Class plus the applicable sales load (if any) as set out in the Prospectus, with discounts available to investors who purchase more than stated amounts of Class A Shares and Class S Shares and certain other categories of purchasers. There shall be a minimum purchase by any one person of $10,000, except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Dealer Manager. Terms not defined herein shall have the same meaning as in the Prospectus.
WHEREAS, the Investment Advisor is an entity, as designated in Exhibit A hereto, organized and presently in good standing in the state or states designated in Exhibit A hereto, presently registered as an investment advisor pursuant to the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is presently registered or has filed notice as an investment advisor with the appropriate regulatory agency of each state in which the advisor is required to register or file such notice; and
WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and the applicable securities laws of all states in which the Shares are offered and sold; and
WHEREAS, the Company desires to give the clients of the Investment Advisor the opportunity to purchase the Shares, and the Investment Advisor is willing and desires to provide its clients with information concerning the Shares and the procedures for subscribing for the Shares upon the following terms and conditions;
NOW, THEREFORE, in consideration of the premises and terms and conditions thereof, it is agreed between the Company and the Investment Advisor as follows.

1. Purchase of Shares
(a) Subject to the terms and conditions herein set forth, the Company hereby makes available for purchase by the clients of the Investment Advisor a portion of the Shares described in the Registration Statement. You hereby agree to solicit, as an independent contractor and not as the agent of the Dealer-Manager or the Company, persons acceptable to the Company who desire to acquire shares of Class A, Class S, Class I or Class T Shares either singly or in any combination of classes as permitted by the Prospectus. You may limit the class of Shares that you will offer by advising the Company in writing of the class or classes of Shares you wish to exclude from this Agreement. In connection with the execution of this Agreement and your solicitation of purchasers of the Shares, you hereby acknowledge that no subscriptions for Shares will be effective unless and until accepted by the Company and hereby covenant, represent and warrant to the Dealer-Manager and the Company as follows:
The Investment Advisor hereby covenants, warrants and agrees that, in regard to any purchase of the Shares by its clients, it will comply with all of the terms and conditions of the Registration Statement and the Prospectus, all applicable state and federal laws, including the Securities Act of 1933, as amended (the “Securities Act”), the Advisers Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC. Neither the Investment Advisor nor any other person shall have any authority to give any information or make any representations in connection with the Shares other than as contained in the Registration Statement and the Prospectus, as amended and supplemented, and as is otherwise expressly authorized in writing by the Company.
(b) Clients of the Investment Advisor may purchase the Shares according to all such terms as are contained in the Registration Statement and the Prospectus. The Investment Advisor shall comply with all requirements set forth in the Registration Statement and the Prospectus. The Investment Advisor shall use and distribute, in connection with the Shares, only the Prospectus and, if necessary, any separate prospectus relating solely to the DRIP, and such sales literature and advertising materials that shall conform in all respects to any restrictions of local law and the applicable requirements of the Securities Act, as amended, and that have been approved in writing by the Company (“Authorized Sales Literature”). The Company reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement and the Prospectus, and the Investment Advisor shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) Subscribers should make their checks payable to “Hartman vREIT XXI, Inc.” and transmitted to the Transfer Agent, Great Lakes Fund Solutions, Inc.at 500 Park Ave. Suite 114, Lake Villa, IL 60046 (the “Transfer Agent”. Any Investment Advisor receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber no later than the end of the next business day following its receipt. Checks received by Investment Advisors which conform to the foregoing instructions shall be transmitted to the Escrow Agent until such time as the Investment Advisor is informed that the minimum escrow amount has been reached and at such time checks should be transmitted to the Transfer Agent, Great Lakes Fund Solutions, Inc. 500 Park Ave. Suite 114, Lake Villa IL 60046, (the “Transfer Agent”) with accompanying subscription documents, pursuant to one of the following methods:
(i) Where, pursuant to an Investment Advisor’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received, such checks will be transmitted by noon of the next business day following receipt by the Investment Advisor; and

(ii) Where, pursuant to an Investment Advisor’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by noon of the next business day following receipt by the Investment Advisor to the office of the Investment Advisor conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit such checks for deposit to the Escrow Agent or Transfer Agent (as applicable) by noon of the next business day following receipt thereof by the Final Review Office. Subscriptions will be accepted as described in the Prospectus.
(d) During the full term of this Agreement, the Company shall have full authority to take such action as it may deem advisable in respect to all matters pertaining to the performance of the Investment Advisor under this Agreement.
(e) The Shares may be purchased by clients of the Investment Advisor only where the Shares may be legally offered and sold, only by such persons who shall be legally qualified to purchase the Shares, and only by such persons in such states in which the Investment Advisor is registered as an investment advisor or exempt from any applicable registration requirements.
(f) The Investment Advisor shall have no obligation under this Agreement to advise its clients to purchase any of the Shares.
(g) The Investment Advisor will use every reasonable effort to assure that Shares are purchased only by investors who:
(1) meet the “investor suitability” standards, including the minimum income and net worth standards established by the Company and set forth in the Prospectus, and minimum purchase requirements set forth in the Registration Statement;
(2) can reasonably benefit from an investment in the Company based on each prospective investor’s overall investment objectives and portfolio structure;
(3) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and
(4) have apparent understanding of: (a) the fundamental risks of the investment; (b) the risk that the prospective investor may lose the entire investment; (c) the lack of liquidity of the Shares; (d) the restrictions on transferability of the Shares; (e) the background and qualifications of the employees and agents of Hartman Advisors XXI, LLC, the advisor to the Company; and (f) the tax consequences of an investment in the Shares.
(5) The Investment Advisor will make the determinations required to be made by it pursuant to this subparagraph (g) based on information it has obtained from each prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as any other pertinent factors deemed by the Investment Advisor to be relevant.
(h) In addition to complying with the provisions of subparagraph (g) above, and not in limitation of any other obligations of the Investment Advisor to determine suitability imposed by state or federal law, the Investment Advisor agrees that it will comply fully with the following provisions:

(1) The Investment Advisor shall have reasonable grounds to believe, based upon information provided by the investor concerning his or her investment objectives, other investments, financial situation and needs, and upon any other information known by the Investment Advisor, that (A) each client of the Investment Advisor that purchases Shares is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each client of the Investment Advisor that purchases Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each client of the Investment Advisor that purchases Shares, and the Investment Advisor shall maintain files disclosing the basis upon which the determination of suitability was made;
(2) The Investment Advisor shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transactions by the investor;
(3) The Investment Advisor shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;
(4) In making the determination set forth in subparagraph (3) above, the Investment Advisor shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, appraisals, as well as any other information deemed pertinent by it;
(5) The Investment Advisor shall inform each prospective investor of all pertinent facts relating to the lack of liquidity or marketability of the Shares.
(i) The Investment Advisor agrees to retain in its files, for a period of at least six years, information that will establish that each purchaser of Shares falls within the permitted class of investors.
(j) The Investment Advisor either (i) shall not purchase Shares for its own account or (ii) shall hold for investment any Shares purchased for its own account.
(k) The Investment Advisor hereby confirms that it is familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied and will comply therewith.
(l) A sale of Shares shall be deemed to be completed only after the Company receives a properly completed subscription agreement for Shares from the Investment Advisor evidencing the fact that the investor had received a final Prospectus at least five full business days prior to the completion date, together with payment of the full purchase price of each purchased Share, from a buyer who satisfies each of the terms and conditions of the Registration Statement and the Prospectus, and only after such subscription agreement has been accepted in writing by the Company.
(m) Clients of an Investment Advisor who have been advised by such Investment Advisor on an ongoing basis regarding investments other than in the Company, and who are not being charged by such Investment Advisor, through the payment of commissions or otherwise, direct transaction based fees in connection with the purchase of the Shares, may reduce the amount of selling commissions payable with respect to the purchase of their Shares down to zero.

2. Compensation to Investment Advisor
The Company will not pay any fees, commissions or other compensation to the Investment Advisor, except as may be agreed by and between the Investment Advisor and the Company.

3. Association of the Company with Other Advisors and Dealers
It is expressly understood between the Company and the Investment Advisor that the Company may cooperate with broker-dealers who are registered as broker-dealers with the Financial Industry Regulatory Authority (“FINRA”) or with other investment advisors registered under the Advisers Act. Such broker-dealers and investment advisors may enter into agreements with the Company on terms and conditions identical or similar to this Agreement and shall receive such rates of commission or other fees as are agreed to between the Company and the respective broker-dealers and investment advisors and as are in accordance with the terms of the Prospectus.

4. Conditions of the Investment Advisor’s Obligations
The Investment Advisor’s obligations hereunder are subject, during the full term of this Agreement and the Offering to (a) the performance by the Company of its obligations hereunder and compliance by the Company with the covenants set forth in Section 7 hereof and (b) the conditions that: (i) the Registration Statement shall become and remain effective; and (ii) no stop order shall have been issued suspending the effectiveness of the Offering.

5. Conditions to the Company’s Obligations
The obligations of the Company hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefor initiated or threatened by any state regulatory agency or the SEC; and (c) the Investment Advisor shall have satisfactorily performed all of its obligations hereunder and complied with the covenants set forth in Section 6 hereof.

6. Covenants of the Investment Advisor
The Investment Advisor covenants, warrants and represents, during the full term of this Agreement, that:
(a) The Investment Advisor is registered as an investment advisor pursuant to the Advisers Act, and registered or notice filed as an investment advisor by the appropriate regulatory agency of each state in which the advisor is required to register or notice file.
(b) Neither the Investment Advisor nor any person associated with the Investment Advisor is registered as a broker-dealer or registered representative with FINRA.
(c) The Investment Advisor shall comply with all applicable federal and state securities laws, including, without limitation, the disclosure requirements of the Advisers Act, and the provisions thereof requiring disclosure of the existence of this Agreement and the compensation to be paid to the Investment Advisor hereunder.
(d) The Investment Advisor shall maintain the records required by Section 204 of the Advisers Act, and Rule 204-2 thereunder in the form and for the periods required thereby.

(e) The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky or state securities laws. In effecting offers or sales in a jurisdiction, you will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to you at a later date. In no circumstances will you, as an Investment Advisor engage in any activities hereunder in any jurisdiction (a) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or state securities laws of such jurisdiction or (b) in which you may not lawfully so engage. The blue sky survey shall not be considered Authorized Sales Literature.

7. Covenants of the Company
The Company covenants, warrants and represents, during the full term of this Agreement, that:
(a)  It shall use its best efforts to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.
(b)  It shall promptly inform the Investment Advisor whenever and as soon as it receives or learns of any order issued by the SEC, any state regulatory agency or any other regulatory agency which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order.
(c) It shall use its best efforts to prevent the issuance of any order described herein at subparagraph (b) hereof and to obtain the lifting of any such order if issued.
(d) It shall give the Investment Advisor written notice when the Registration Statement becomes effective and shall deliver to the Investment Advisor such number of copies of the Prospectus, and any supplements and amendments thereto, which are finally approved by the SEC, as the Investment Advisor may reasonably request for sale of the Shares.
(e) It shall promptly notify the Investment Advisor of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Investment Advisor with copies of any revised Prospectus and/or supplements and amendments to the.
(f) It shall keep the Investment Advisor fully informed of any material development to which the Company is a party or which concerns the business and condition of the Company.

(g) It shall use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification of the Shares for offering and sale under the securities laws of such states as the Company shall elect.

8. Payment of Costs and Expenses
The Investment Advisor shall pay all costs and expenses incident to the performance of its obligations under this Agreement.

9. Indemnification
(a) The Investment Advisor agrees to indemnify, defend and hold harmless the Company, its affiliates and their or its officers, directors, employees and agents, against all losses, claims, demands, liabilities and expenses, joint or several, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, its affiliates and their or its officers, directors, trustees, employees or agents, which they or any of them may incur arising out of (i) the offer or sale (as such term is defined in the Securities Act) by the Investment Advisor, or any person acting on its behalf, of any Shares pursuant to this Agreement, if such loss, claim, demand, liability, or expense arises out of or is based upon an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement, omission, or alleged omission by the Investment Advisor which is also, as the case may be, contained in or omitted from the Prospectus or the Registration Statement and which statement or omission was not based on information supplied to the Company by such Investment Advisor; (ii) the breach by the Investment Advisor, or any person acting on its behalf, of any of the terms and conditions of this Agreement; or (iii) the negligence, malpractice or malfeasance of the Investment Advisor. This indemnity provision shall survive the termination of this Agreement.
(b) The Company agrees to indemnify, defend and hold harmless the Investment Advisor, its officers, directors, employees and agents, against all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, which they or any of them may incur, including, but not limited to, alleged violations of the Securities Act, but only to the extent that such losses, claims, demands, liabilities and expenses shall arise out of or be based upon (i) any untrue statement of a material fact contained in the Prospectus or the Registration Statement, as filed and in effect with the SEC or in any amendment or supplement thereto, or in any application prepared or approved in writing by counsel to the Company and filed with the SEC or any state regulatory agency in order to register or qualify the Shares under the securities laws thereof (the “Blue Sky applications”), or (ii) any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or the Registration Statement or the Blue Sky applications, or necessary to make such statements, and any part thereof, not misleading; provided, further, that any such untrue statement, omission or alleged omission is not based on information included in any such document which was supplied to the Company, or any officer of the Company by such Investment Advisor; provided in each case that such claims or liabilities did not arise from Investment Advisor’s own negligence, malpractice or malfeasance. This indemnity provision shall survive the termination of this Agreement.

(c) No indemnifying party shall be liable under the indemnity provisions contained in subparagraphs (a) and (b) above unless the party to be indemnified shall have notified such indemnifying party in writing promptly after the summons or other first legal process giving information of the nature of the claim served upon the party to be indemnified, but failure to notify an indemnifying party of any such claim shall not relieve it from any liabilities that it may have to the indemnified party against whom action is brought other than on account of its indemnity agreement contained in subparagraphs (a) and (b) above. In the case of any such claim, if the party to be indemnified notified the indemnifying party of the commencement thereof as aforesaid, the indemnifying party shall be entitled to participate at its own expense in the defense of such claim. If it so elects, in accordance with arrangements satisfactory to any other indemnifying party or parties similarly notified, the indemnifying party has the option to assume the entire defense of the claim, with counsel who shall be satisfactory to such indemnified party and all other indemnified parties who are defendants in such action; and after notice from the indemnifying party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party shall not be liable to such indemnified party under subparagraphs (a) and (b) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than for the reasonable costs of investigation.

10. Term of Agreement
This Agreement shall become effective on the later of the date on which this Agreement is executed by the Company and the Investment Advisor or the Effective Date. The Investment Advisor and the Company may each prevent this Agreement from becoming effective, without liability to the other, by written notice before the time this Agreement otherwise would become effective. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Offering shall be terminated; or (c) the Investment Advisor’s license or registration to act as an investment advisor shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended.

11. Notices
All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Company: Hartman vREIT XXI, Inc.
2909 Hillcroft, Suite 420
          Houston, Texas 77057
          Attention: Allen R. Hartman

With a copy to:  Hartman vREIT XXI, Inc.
2909 Hillcroft, Suite 420
Houston, Texas 77057

Attention: Mark T. Torok, General Counsel

If sent to the Investment Advisor: to the person whose name and address are identified in Exhibit A hereto.

12. Successors
This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the Investment Advisor by operation of law or otherwise.

13. Miscellaneous
(a) This Agreement shall be construed in accordance with the applicable laws of the State of Texas.
(b) Nothing in this Agreement shall constitute the Investment Advisor as in association with or in partnership with the Company.
(c) This Agreement, including Exhibit A hereto, embodies the entire understanding, between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.
(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect.
(e) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.
[SIGNATURES ON FOLLOWING PAGES]
IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year indicated on Exhibit A hereto.

SELECTED INVESTMENT ADVISOR:	COMPANY:

(Name of Investment Advisor) By: Print Name:________________ Title: _____________________ Witness	HARTMAN vREIT XXI, INC. By: ______________________ Print Name: Allen R. Hartman Title: President & CEO Witness

EXHIBIT A
TO
SELECTED INVESTMENT ADVISOR AGREEMENT
OF
HARTMAN vREIT XXI, INC.

This Exhibit A is attached to and made a part of that certain Selected Investment Advisor Agreement, dated as of the ______ day of________________, 202__, by and between Hartman vREIT XXI, Inc., (the “Company”) and _________________________________ (the “Advisor”).

1. Date of Agreement:  __________________, 201__

2. Identity of Advisor:

Name:   ____________________________________

Type of Entity: _______________________________

State Organized in: _____

Qualified to Do Business and in Good Standing in: _____

Registered as an Investment Advisor in the Following States: _____

3. Name and Address for Notice Purposes:

Name:   __________________________

Title:   __________________________

Company:  __________________________

Address:  __________________________

City, State and Zip Code: _________________

Telephone Number (including area code): ________________

4. Please complete the following for our records:

How many registered investment advisors are with your firm? __
(Please enclose a current list.)
 Does your firm publish a newsletter? ☐ Yes ☐ No

What is/are the frequency of the publication(s)? ☐ Weekly ☐ Monthly ☐ Quarterly

☐ Bi-weekly ☐ Bi-monthly ☐ Other (please specify) _________________________
PLEASE PLACE HARTMAN vREIT XXI, INC. ON YOUR MAILING LIST AND PROVIDE A SAMPLE OF THE PUBLICATION IF AVAILABLE.
        Does your firm have regular internal mailings, or bulk package mailings to its registered investment advisors? ☐ Yes ☐ No

        Does your firm have a computerized electronic mail (E-Mail) system for your registered investment advisors? ☐ Yes ☐ No

         If so, please provide e-mail address:
        Website address:

Person responsible: